Exhibit 10z

[LOGO OF THE ROYAL BANK OF SCOTLAND]

The Royal Bank of Scotland

Structured Finance
Syndicated Loans Agency
Level 7
Jeffrey Galik	135 Bishopsgate
BMS Omega Bermuda Holdings Finance Ltd	London EC2M 3UR
Chancery Hall	Telephone: +44 (0)20 7085 5000
52 Reid Street	Facsimile: +44 (0)20 7085 4564
Hamilton, HM 121
Bermuda	www.rbs.co.uk

cc: Mr. Edward Dwyer - Treasurer - Bristol-Myers Squibb Company.

30 September 2005

Dear Jeff,

We refer to the USD 2,500,000,000 Facility Agreement dated 5 August 2005 between, among others, BMS Omega Bermuda Holdings Finance Ltd. as Borrower and BNP Paribas and The Royal Bank of Scotland plc as Arrangers (the “Facility Agreement”).

Terms defined in the Facility Agreement have the same meaning when used in this letter.

In accordance with Clause 34.1 (Required consents) of the Facility Agreement, the Agent confirms that it has received unanimous consent of the Lenders to the matters referred to in the waiver request circulated by the Agent to the Lenders on 22 September, 2005. Accordingly, the Agent (on behalf of the Finance Parties):

(a) waives any default caused by the Primary Guarantor’s breach of Clause 21.19(c) of the Facility Agreement following the voluntary prepayment of a Lux Holdco Note on 7 September 2005 by Lux Holdco to Bristol-Myers Squibb Cayman Limited; and

(b) consents to the inclusion of an amount equal to USD 1,298,679,657.62 (being the amount of the voluntary prepayment of the Lux Holdco Note made by Lux Holdco to Bristol-Myers Squibb Cayman Ltd) in the definition of NL Holdco Cash Flow for the purposes of the calculating the ratio of NL Holdco Group Net Indebtedness to NL Holdco Cash Flow (as required by Clause 20.1(a) of the Facility Agreement) for any period that includes 7 September 2005.

Yours sincerely

/s/ Tony Bennett
Tony Bennett Associate Director Syndicated Loans Agency

The Royal Bank of Scotland plc. Registered in Scotland No. 90312. Registered Office: 36 St Andrew Square, Edinburgh EH2 2YB.

Regulated by the Financial Services Authority.

Agency agreements exist between members of The Royal Bank of Scotland Group.

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